                                                                    EXHIBIT 23.1



                       [KPMG PEAT MARWICK LLP LETTERHEAD]





                              ACCOUNTANTS' CONSENT


The Board of Directors
Special Devices, Incorporated:


We consent to incorporation by reference in the registration statement (No. 33-64536) on Form S-8 of Special Devices, Incorporated of our report dated January 15, 1997, relating to the consolidated balance sheets of Special Devices, Incorporated and subsidiaries as of October 31, 1996 and 1995, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended October 31, 1996, which report appears in the October 31, 1996 annual report on Form 10-K of Special Devices, Incorporated.


                                        KPMG PEAT MARWICK LLP

Los Angeles, California
January 27, 1997